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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2004
REGISTRATION NO.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               ERF WIRELESS, INC.
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             (Exact name of registrant as specified in its charter)

                                     NEVADA
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         (State or other jurisdiction of incorporation or organization)

                                   76-0196431
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                      (I.R.S. Employer Identification No.)

         2911 South Shore Boulevard, Suite 100, League City, Texas 77573
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             (Address of Principal Executive Offices, and Zip Code)

                   2004 NON-QUALIFIED STOCK COMPENSATION PLAN
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                              (Full title of plan)

                     R. Greg Smith, Chief Executive Officer
         2911 South Shore Boulevard, Suite 100, League City, Texas 77573
                             Telephone 281-538-2101
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                     (Name and address of agent for service)


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
                                 CALCULATION OF REGISTRATION FEE

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                                          Proposed            Proposed
Title of                                   Maximum             Maximum
Securities to         Amount to be      Offering Price        Aggregate            Amount of
be Registered          registered         Per Share         Offering Price     Registration Fee
-------------------- --------------- -------------------- ------------------ ------------------
COMMON STOCK; $.001    5,000,000           $3.97(1)           $19,850,000         $2,515.00
PAR VALUE
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

         (1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. On December 27, 2004, a date within 5 days of filing the registration statement, the bid and asked price for the registrant's common stock was $3.90 and $4.03, respectively.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

This prospectus relates to the offer and sale by ERF Wireless, Inc., a Nevada corporation, of shares of its $0.001 par value per share common stock to certain employees, officers, directors and consultants (the "Consultants") pursuant to consulting agreements and the 2004 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan and the consulting agreements, in payment for services rendered, the company is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the consulting agreements and Stock Plan, 5,000,000 shares of common stock.

THE COMPANY

ERF Wireless, Inc. has its principal executive offices at 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, where its telephone number is 281-538-2101.

PURPOSE

ERF Wireless, Inc. will issue common stock to certain employees, directors and other persons associated with ERF Wireless, Inc. pursuant to both individual written agreements and the Stock Plan, which have been approved by the Board of Directors. The Stock Plan is intended to provide a method whereby ERF Wireless, Inc. may be stimulated by the personal involvement of the employees, directors and other persons in ERF Wireless, Inc.'s future prosperity, thereby advancing the interests of ERF Wireless, Inc., and all of its shareholders. The Stock Plan is intended to advance the best interests of ERF Wireless, Inc. by providing those persons who have a substantial responsibility for its management and growth with additional incentive and by increasing their proprietary interest in


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the success of the company, thereby encouraging them to maintain their relationships with the company. Further, the availability and offering of stock options and common stock under the Stock Plan supports and increases the company's ability to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the company depends. A copy of the Stock Plan is filed as an exhibit to this registration statement.

COMMON STOCK

The Board has authorized the issuance of up to 5,000,000 shares of the common stock to the consultants upon effectiveness of this registration statement.

THE CONSULTANTS

The consultants have agreed to provide their expertise and advice to ERF Wireless, Inc. for the purposes set forth in the consulting agreements.

NO RESTRICTIONS ON TRANSFER

The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX TREATMENT TO THE CONSULTANTS

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by ERF Wireless, Inc. for federal income tax purposes in the taxable year of ERF Wireless, Inc. during which the recipient recognizes income.


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RESTRICTIONS ON RESALES

In the event that an affiliate of ERF Wireless, Inc. acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to ERF Wireless, Inc. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The company has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2. REGISTRANT INFORMATION & EMPLOYEE PLAN ANNUAL INFORMATION.

ERF Wireless, Inc. will provide to participants without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement. These documents are incorporated by reference in the Section 10(a) prospectus. Other documents required to be delivered to employees pursuant to Rule 428(b) are available without charge, upon written or oral request. This request should be directed to ERF Wireless, Inc. at 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, where its telephone number is 281-538-2101.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the "Commission") by ERF Wireless, Inc., a Nevada corporation (the "Company"), are incorporated herein by reference:

                  (a) The Company's latest annual report filed pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")

                  (b) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since end of the fiscal year covered by the latest annual report;

                  (c) The description of the Company's common stock contained in the Company's Form 10-SB filed September 27, 1999 (File No. 000-27467; Accession Number 0000890566-99-001311), including any amendment or report filed for the purpose of updating such description.


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                  (d) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Weed & Co. LLP has rendered an opinion on the validity of the securities being registered. Mr. Richard O. Weed, managing partner of Weed & Co. LLP, has a substantial indirect interest in the registrant since he serves as an officer and director of Six Eighteen Corp., a California corporation, which owns 120,000 shares of common stock and warrants to purchase 880,000 shares of common stock at a price of $.20 per share. The warrants expire December 31, 2007.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The company's officers and directors are indemnified as provided by the Nevada Revised Statutes and the company's bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors' liability; however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

ERF Wireless, Inc.'s bylaws provide that the company will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that ERF Wireless shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors,
(c) is provided by us, in ERF Wireless's sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.


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The company's bylaws provide that the company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The company's bylaws provide that no advance shall be made by it to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of ERF Wireless. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following documents are filed as Exhibits to this Registration Statement:

5    -- Opinion of Weed & Co. LLP

10.1 -- 2004 Non-Qualified Stock Compensation Plan

23.1 -- Consent of Weed & Co. LLP (included in Exhibit 5)

23.2 -- Consent of Lopez, Blevins, Bork & Associates, LLP


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ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of League City, State of Texas, on December 28, 2004.

                                                 ERF WIRELESS, INC. (Registrant)

                                                 By: /s/ R. Greg Smith
                                                     ---------------------------
                                                 Name: R. Greg Smith
                                                 Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

           SIGNATURES                     TITLE                     DATE
    -------------------------   ---------------------------   ------------------

    /s/ R. Greg Smith           Chief Executive Officer,       December 28, 2004
    -----------------           Chief Financial Officer &
    R. Greg Smith               Director

    /s/ H. Dean Cubley          Secretary & Director           December 28, 2004
    ------------------
    H. Dean Cubley


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